SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported): September 2, 1998


                               ALTRON INCORPORATED
             (Exact Name of Registrant as Specified in its Charter)



            Massachusetts             000-13230              04-246301
(State or other jurisdiction of    (Commission File        (IRS Employer
          incorporation or              Number)         Identification Number)
           organization)



           One Jewel Drive
           Wilmington, MA                            01887
        (Address of principal                     (Zip Code)
         executive offices)


        Registrant's telephone number, including area code (978) 658-5800

Item 5.  Other Events.

         On September 2, 1998, Altron Incorporated, a Massachusetts corporation (the "Company"), entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, Sanmina Corporation, a Delaware corporation ("Sanmina"), SANM Acquisition Subsidiary, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Sanmina ("SANM"), providing for the merger of SANM with and into The Company (the "Merger").

         In the Merger, all outstanding shares of Common Stock of the Company shall be converted into 0.4545 share of Common Stock, par value $.01 per share, of Sanmina (the "Sanmina Common Stock"), subject to a minimum per share value of $13.635 and all outstanding options to purchase Common Stock of Altron shall be assumed by Sanmina and became options to purchase shares of Sanmina Common Stock. The exchange ratio will be adjusted, if necessary, to achieve such minimum per share value subject to a maximum exchange ratio of 0.5681 shares of Sanmina Common Stock per Altron share. In the event that the price of Sanmina Common Stock at the effective time of the Merger is not at least $24.00 per share, either Sanmina or the Company may, with no further liability or obligation to the other party, terminate the Agreement. The Agreement also provides for a mutual termination fee of six million dollars in the event that either party terminates the Agreement under certain circumstances.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            ALTRON INCORPORATED


Dated:   September 4, 1998                  By: /s/Samuel Altschuler
                                                   Samuel Altschuler
                                                   Chairman and President

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